Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2009 (October 28, 2009 as to the effect of the retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, as disclosed in Notes 2 and 4), relating to the financial statements and financial statement schedule of Mead Johnson Nutrition, a division of Bristol-Myers Squibb Company (which report expresses an unqualified opinion and includes explanatory paragraphs referring to: (1) the financial statement allocations of expenses from Bristol-Myers Squibb Company; (2) the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, effective January 1, 2007 and (3) the retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009), appearing in the Current Report on Form 8-K dated October 29, 2009 of Mead Johnson Nutrition Company.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

January 29, 2010